UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2008

O2DIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number: 001-32228

Delaware (State of incorporation)	91-2023525 (I.R.S. Employer Identification No.)

100 Commerce Drive, Suite 301 Newark, DE (Address of principal executive offices)	19713 (Zip Code)

(302) 266-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 1 -- REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On October 9, 2008, O2Diesel Corporation (the “Company”) entered into a term loan agreement (the “Agreement”) with KL Energy Corporation (“KL”) to provide up to $1.0 million in funding for working capital. In addition, the Company signed a Supply and Distribution Agreement (the “Supply Agreement”) with KL to develop the commercial market in the United States and Canada for O2Diesel™, the Company’s cleaner burning ethanol diesel fuel blend.

The Agreement provides an initial loan of $250,000 in the form of a secured promissory note (the “Note”) at an annual interest rate of 10%, with the interest rate increasing to 12% in any period in which there is a default. Pursuant to the terms of the Agreement, the Company may make additional draws upon the delivery of written requests to KL specifying the amount and use of the funds. The Agreement matures on March 31, 2009 (“Maturity Date”). Interest accruing on the loan will be paid on the Maturity Date. On the Maturity Date, KL has the option of converting the outstanding loan obligation into shares of common stock of the Company at a conversion rate equal to the price of the Company’s stock on the Maturity Date. If the Company fails to pay the loan on the Maturity Date, the Company will pay KL an indemnification fee equal to 20% of the maximum principal amount outstanding during the term of the Agreement. As security for the loan, the Company has provided a senior security interest to the Company’s intellectual property. The Agreement and Note also contain customary events of default. There are no financial covenants related to this loan.

The parties also entered into a Supply Agreement, in which KL and the Company will jointly develop the market for O2Diesel™ in the United States and Canada during a three year period. As part of the Supply Agreement, KL will be the exclusive distributor of O2Diesel™ within the territory.

Copies of the Agreement, the Supply Agreement and Note will be filed with the Company’s Form 10-K on or about March 30, 2009.

SECTION 2 -- FINANCIAL INFORMATION

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures required to be provided herein are incorporated by reference to Item 1.01 above.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2DIESEL CORPORATION

By:	/s/ Alan R. Rae
Alan R. Rae
Chief Executive Officer

Date: October 14, 2008